Exhibit 99.1

Contact:	Deborah Hileman
Vice President PR/Communications
(888) 213-5667
Deborah.hileman@emsc.net
EMERGENCY MEDICAL SERVICES TO PARTICIPATE IN
JPMORGAN 24TH ANNUAL HEALTHCARE CONFERENCE
Greenwood Village, Colorado (January 11, 2006) — Emergency Medical Services Corporation (NYSE: EMS) today announced that its management will give a presentation today on the Company, followed by a question and answer session, at the JPMorgan 24th Annual Healthcare Conference being held in San Francisco, California.
The Company also announced that a live broadcast of its conference presentation will be available today, Wednesday, January 11, 2006, beginning at 3:00 p.m. Pacific time. To access the broadcast, listeners should go to the JPMorgan website, http://equityconferences.jpmorgan.com/ approximately 15 minutes prior to the event to register and download any necessary software, Microsoft Media Player or RealPlayer. For those unable to listen to the live broadcast, a link to the replay will be available for 14 days on the Company’s website at www.emsc.net.
About Emergency Medical Services Corporation
Under the recognized brands of EmCare and American Medical Response (AMR), Emergency Medical Services Corporation, headquartered in Greenwood Village, Colorado, is a leading provider of emergency medical services in the United States, serving more than nine million patients each year. EmCare provides outsourced emergency department staffing and management services to more than 300 hospitals nationwide. American Medical Response is America’s leading provider of ambulance services with local operations in 34 states. For more information, visit www.emsc.net.
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